EXHIBIT 10.4

THE NEWALLIANCE BANK 401(k) PLAN
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(AMENDED AND RESTATED EFFECTIVE DECEMBER 31, 2004)

PREAMBLE

The NewAlliance Bank (the “Bank”) hereby amends and restates its 401(k) Plan Supplemental Executive Retirement Plan (the “Plan”), which was initially adopted effective as of April 1, 2004. The Plan as amended and restated shall in all respects be subject to the provisions set forth herein, with the amendment and restatement effective as of December 31, 2004.

The Bank has herein restated the Plan with the intention that (a) the Plan shall at all times be characterized as a “top hat” plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, (b) the Plan shall at all times satisfy Section 409A of the Code, and as recently enacted under the American Jobs Creation Act of 2004, and (c) the Plan is an unfunded plan for tax purposes. The provisions of the Plan shall be construed to effectuate such intentions.

PURPOSE

The Plan is established and maintained by the Bank for the purpose of permitting one or more of its officers listed in Appendix A attached hereto who participate in The NewAlliance Bank 401(k) Plan (the “401(k) Plan”) to receive retirement and savings benefits pursuant to this Plan in excess of the limitations imposed by Sections 401(a)(17), 401(k)(3), 401(m), 402(g) and 415 of the Code.

Accordingly, the Bank hereby adopts this amended and restated Plan pursuant to the terms and provisions set forth below:

ARTICLE I

DEFINITIONS

In addition to those terms defined above, the following terms shall have the meanings hereinafter set forth whenever used herein:

1.1. “401(k) Allocation” means the retirement and savings benefit allocable to the individual account of a participant in the 401(k) Plan pursuant to Article IV of the 401(k) Plan and Section 4.1(a) of the ESOP.

1.2. “Accumulation Account.” means the account maintained on the books of the Bank for each Participant with respect to the Plan. Each Participant’s Accumulation Amount shall consist of the following sub-Accounts: (i) a Stock Units Account, a sub-account that is credited with Stock Units; and (ii) such other sub-accounts as may be necessary to reflect allocations under the Plan and such further sub-Accounts as the Committee may deem necessary. The Stock Units Account (i) may not be diversified; (ii) must remain at all times credited with units that represent Company Common Stock; and (iii) must be distributed solely in the form of Company Common Stock. A Participant’s Accumulation Account shall be utilized solely as a device for the measurement and determination of any benefits payable to the Participant pursuant to this Plan. A Participant shall have no interest in his Accumulation Account, nor shall it constitute or be treated as a trust fund of any kind.

1.3. “Board” means the Board of Directors of the Bank.

1.4. “Change of Control” means a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank as provided under Section 409A of the Code, as amended from time to time, and any Internal Revenue Service guidance, including Notice 2005-1, and regulations issued in connection with Section 409A of the Code, except that any change in the ownership, effective control or ownership of a substantial portion of the assets of the Company shall be excluded if the Company and its affiliates are not a majority shareholder of the Bank at the time of such change.

1.5. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

1.6. “Committee” shall mean the Compensation Committee of the Board.

1.7. “Company” means NewAlliance Bancshares, Inc. or any successor thereto.

1.8. “Company Common Stock” means shares of common stock of the Company.

1.9. “Disability” means in the case of any Participant that the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

1.10. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations relating thereto.

1.11. “ESOP” means the NewAlliance Bancshares, Inc. Employee Stock Ownership Plan.

1.12. “Participant” means a salaried employee of the Bank who is a participant in the 401(k) Plan, who is a member of a select group of management or highly compensated employees within the meaning of ERISA, and who is selected by the Board to participate in the Plan in accordance with Article II hereof.

1.13. “Plan Year” means the 12 consecutive month period ending December 31 of each year, except that the initial Plan Year shall commence on April 1, 2004 and end on December 31, 2004.

1.14. “Stock Units” means shares of Company Common Stock, with each Stock Unit representing one share of Company Common Stock.

1.15. “Supplemental Savings Deferred Allocation” shall mean the dollar amount allocated to a Participant’s account pursuant to Section 3.1 of the Plan.

ARTICLE II

ELIGIBILITY

A salaried employee of the Bank who is eligible to receive the benefit of a 401(k) Allocation, the total amount of which is reduced by reason of the limitation on compensation or annual additions for the purpose of calculating allocations pursuant to Sections 401(a)(17), 401(k)(3), 401(m), 402(g) and 415 of the Code, shall be eligible to be selected by the Board of Directors of the Bank to participate in the Plan.

ARTICLE III

SUPPLEMENTAL CONTRIBUTIONS

3.1.       Supplemental Savings Deferred Allocation.

A Participant in the Plan shall receive a Supplemental Savings Deferred Allocation each year effective as of the last day of the Plan Year. The dollar amount of the Supplemental Savings Deferred Allocation allocable to a Participant with respect to a given Plan Year shall be calculated as set forth below:

(a) The matching contribution which would have been allocated to the Participant for the Plan Year, as determined by multiplying the Participant’s compensation (as such term is defined in the 401(k) Plan but without giving effect to the limitation imposed by Section 401(a)(17) of the Code) for the Plan Year by a percentage equal to the matching contribution the Participant was entitled to under the 401(k) Plan and Section 4.1(a) of the ESOP, but without giving effect to the limitations imposed by Sections 401(k)(3), 401(m), 402(g) and 415 of the Code (e.g., a maximum of 3.0% for 2005); less

(b) The matching contribution actually allocated to the account of the Participant in the ESOP (pursuant to the terms of the 401(k) Plan and the ESOP) for the Plan Year.

Supplemental Savings Deferred Allocations made for the benefit of a Participant for any Plan Year shall be credited to a Stock Units Account maintained under the Plan in the name of each Participant.

Article IV

ACCUMULATION ACCOUNT

4.1.       Determination of Accumulation Account. Amounts credited under this Plan will be credited to a Stock Units Account for each Participant. The Participant’s ultimate deferred compensation payments shall be based on the aggregate value of the Stock Units accrued in the Stock Units Account (and any other sub-accounts) determined as hereinafter set forth:

(a) All amounts credited to the Stock Units Account shall be applied to the crediting of Stock Units. The number of Stock Units credited to a Participant’s Stock Units Account shall equal the dollar amount credited to such account (as determined in Section 3.1 of the Plan) for a given Plan Year divided by the closing sales price of the Company Common Stock as of December 31 of that Plan Year (or if the Company Common Stock is not traded on such date, as of the nearest immediately preceding trading date). The number of Stock Units shall be rounded to the nearest one-thousandth. Each Stock Unit shall be deemed to pay cash dividends as if it were one share of Company Stock, and any such deemed dividends will result in the crediting of additional Stock Units to the Stock Units Account on a date selected by the Bank, with the number of Stock Units so credited to be calculated by dividing the amount of the deemed dividend by the closing sales price of the Company Common Stock on the dividend payment date set by the Company. After the crediting of Stock Units to the Stock Units Account, subsequent fluctuations in the fair market value of the Company Stock shall not result in any change in the number of such Stock Units then credited to the Stock Units Account.

(b) In the event of any change in the outstanding shares of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, then the Stock Units Account of each Participant shall be adjusted by the Committee in a reasonable manner to compensate for the change, and any such adjustment by the Committee shall be conclusive and binding for all purposes of the Plan. If all of the Company Common Stock is converted into cash in the event of a merger, consolidation, sale or reorganization of the Company, then the Stock Units shall represent the common stock of the successor company, with the number of Stock Units in each Participant’s Stock Units Account upon completion of such transaction equaling the aggregate cash sales proceeds from the sale of the Company Common Stock divided by the per share closing sales price of the common stock of the successor company as of the date the transaction is completed (or if such stock is not traded on such date, as of the nearest immediately preceding trading date).

ARTICLE V

INVESTMENT OF SUPPLEMENTAL SAVINGS DEFERRED ALLOCATIONS

Amounts credited hereunder to the account of a Participant shall be converted into Stock Units and shall be treated as if they were actually invested in the Company Common Stock. If any Company Common Stock is held in a rabbi trust to fund the Bank’s obligations under the Plan, the Company Common Stock (i) may not be diversified; (ii) must remain at all times invested in the form of Company Common Stock or common stock units of the Company, as applicable; and (iii) must be distributed solely in the form of whole shares of Common Stock. A change by a Participant in the investment election applicable to amounts in his or her 401(k) account or ESOP account shall not affect the number of Stock Units held in the Plan.

ARTICLE VI

VESTING; DISTRIBUTIONS

6.1.       Vesting. The vested portion of a Participant’s account shall be a percentage of the total amount credited to the account determined on the basis of the Participant’s number of “Years of Service” (as defined in the glossary of the 401(k) Plan) according to the following schedule:

Years of Service	Vesting Percentage
Less than 2	0%
2 but less than 3	25%
3 but less than 4	50%
4 but less than 5	75%
5 or more	100%

In determining Years of Service for purposes of vesting under the Plan, Years of Service with the Bank (and its predecessor, The New Haven Savings Bank) prior to the Effective Date shall be included.

Notwithstanding the above vesting schedule, a Participant shall be 100% vested in his account upon (1) the attainment of the “Early Retirement Date” or “Normal Retirement Date” (as defined in the glossary of the 401(k) Plan); (2) Disability; (3) termination or partial termination of this Plan; or (4) a Change of Control.

6.2       Distribution. The vested portion of a Participant’s Accumulation Account may not be distributed prior to (a) the Participant’s Disability or death, (b) six months following the Participant’s separation from service for reasons other than Disability or death, (c) the time specified in the Participant’s payment election form, or (d) a Change of Control. The vested portion of amounts credited to a Participant’s Accumulation Account shall be distributed to a Participant at the time and in the manner indicated on the Participant’s payment election form (a copy of which is attached as Appendix B), except that any distribution must be solely in the form of whole shares of Company Common Stock. Cash will not be distributed in lieu of fractional shares. The form of benefit payment may be in a single lump sum payment or installment payments not in excess of ten years, as specified on a Participant’s payment election form. Participants in the Plan at any time in 2005 shall submit a completed payment election form to the Committee on or before December 31, 2005. Future Participants must submit a completed payment election form to the Committee as soon as possible after becoming eligible to participate in the Plan.

(i) Notwithstanding anything in the Plan to the contrary, in the case of a “key employee” of a publicly traded company, distributions made on account of separation from service may not be made earlier than six months after the date of the separation (or, if earlier, upon the death of a Participant). For this purpose, a “key employee” is a key employee as defined in Section 416(i) of the Code.

(ii) Notwithstanding anything in the Plan to the contrary, a payment election form must specify the timing (e.g., lump sum or installments) for which payments of amounts deferred under the Plan are to be made in the future. Once a payment election form is properly completed and submitted, any subsequent changes by the Participant as to the timing of the distributions must comply with the requirements of Section 409A of the Code.

If a Participant should die before distribution of the vested portion of his or her account pursuant to the Plan has been made to him or her, any remaining vested amounts shall be distributed to his or her beneficiary in the method designated by the Participant in a writing delivered to the Bank prior to his or her death. If a Participant has not designated a beneficiary, or method of distribution, or if no designated beneficiary is living on the date of distribution, such vested amounts shall be distributed to those persons entitled to receive distributions of the Participant’s account under the 401(k) Plan and in the same method as distribution is made under the 401(k) Plan.

ARTICLE VII

ADMINISTRATION OF THE PLAN

7.1.       Administration by the Bank. The Bank shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

7.2.       General Powers of Administration. All provisions set forth in the 401(k) Plan with respect to the administrative powers and duties of the Bank, expenses of administration, and procedures for filing claims shall also be applicable with respect to the Plan.

ARTICLE VIII

AMENDMENT OR TERMINATION

8.1.       Amendment or Termination. The Bank intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Bank, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board. In addition, in the event that the Committee determines, after a review of Section 409A of the Code and all applicable Internal Revenue Service guidance, that the Plan or payment election form needs to be further amended to comply with Section 409A of the Code, the Committee may amend the Plan or the payment election form to make any changes required for it to comply with Section 409A of the Code.

8.2.       Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly reduce the vested portion of any account held hereunder as of the effective date of such amendment or termination. A termination of the Plan will not be a distributable event. No additional credits of 401(k) Allocations shall be made to the account of a Participant and no additional Years of Service (within the meaning of Section 5.1) shall be credited after termination of the Plan, but the Bank shall continue to credit deemed dividends pursuant to Section 4.1 hereof until the vested balance of the Participant’s Accumulation Account has been fully distributed to the Participant or his beneficiary.

ARTICLE IX

GENERAL PROVISIONS

9.1.       Participant’s Rights Unsecured. To fund its obligations under the Plan, the Bank may elect to form a trust, or to utilize a pre-existing trust, to purchase and hold shares of Company Common Stock, subject to compliance with all applicable securities laws. If the Bank elects to use a trust to fund its obligations under the Plan, a Participant shall have no right to demand the transfer to him of stock or other assets from the Bank or from such trust formed or utilized by the Bank. Any shares of Company Common Stock held in a trust may be distributed to a Participant in payment of part or all of the Bank’s obligations under the Plan. The right of a Participant or his designated beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Bank, and neither the Participant nor a designated beneficiary shall have any rights in or against any specific assets of the Bank.

9.2.       General Conditions. Nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the 401(k) Plan and the ESOP.

9.3.       No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Bank or any other person or entity that the assets of the Bank will be sufficient to pay any benefit hereunder.

9.4.       No Enlargement of Employee Rights. No Participant shall have any right to receive a distribution of contributions made under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Bank.

9.5.       Spendthrift Provision. No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

9.6.       Applicable Law. The Plan shall be construed and administered under the laws of the State of Connecticut to the extent such laws are not superseded by federal law.

9.7.       Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Bank to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Bank may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Bank and the Plan therefor.

9.8.       Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Bank or by the merger or consolidation of the Bank into or with any other company or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 7.2 of the Plan. Notwithstanding the above, the Plan shall terminate at the same time as the 401(k) Plan or ESOP is terminated and all benefits hereunder shall become payable pursuant to the provisions of Section 7.2 of the Plan.

9.9.       Unclaimed Benefit. Each Participant shall keep the Bank informed of his current address and the current address of his designated beneficiary. The Bank shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Bank within three (3) years after the date on which payment of the Participant’s account may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Bank is unable to locate any designated beneficiary of the Participant, then the Bank shall have no further obligation to pay any benefit hereunder to such Participant or designated beneficiary and such benefit shall be irrevocably forfeited.

9.10.      Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Bank nor any individual acting as employee or agent of the Bank shall be liable to any Participant, former Participant or other person for any claim, loss, liability or expense incurred in connection with the Plan.

9.11      Gender and Number. Whenever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed by its duly authorized officers on this 29 day of March 2005.

THE NEWALLIANCE BANK

Attest:

By:	/s/ Noel A. Rendell	By:	/s/ Peyton R. Patterson
Name:	Noel A. Rendell	Name:	Peyton Patterson
Title:	Secretary	Title:	Chairman, President and Chief Executive Officer

APPENDIX A

The Board and Bank have designated the following persons as Participants in its 401(k) Plan Supplemental Executive Retirement Plan:

Participant		Effective Date

1.	Peyton R. Patterson	April 1, 2004
2.	Merrill B. Blanksteen	April 1, 2004
3.	Gail E. D. Brathwaite	April 1, 2004
4.	Brian S. Arsenault	June 8, 2004
5.	Donald T. Chaffee	April 1, 2004
6.	Koon-Ping Chan	April 1, 2004
7.	J. Edward Diamond	April 1, 2004
8.	Paul A. McCraven	April 1, 2004
9.	David H. Purcell	April 1, 2004
10.	Diane L. Wishnafski	April 1, 2004

APPENDIX B

PAYMENT ELECTION FORM

THE NEWALLIANCE BANK 401(k) PLAN
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(AMENDED AND RESTATED EFFECTIVE DECEMBER 31, 2004)

_______________________________________________
Date

I acknowledge receipt of a copy of The NewAlliance Bank (the “Bank”) 401(k) Plan Supplemental Executive Retirement Plan (the “Plan’) and understand that the Plan and this Payment Election Form constitute a binding agreement between myself and the Bank. I further acknowledge that I have no rights to any amounts deferred pursuant to the Plan until the time of distribution pursuant to the provisions of Article VI of the Plan.

This Payment Election Form sets forth below my election as to the timing of payment of the vested portion of my Accumulation Account (as defined in the Plan) under the Plan. All payments under the Plan will be subject to the terms and conditions of the Plan which are incorporated herein by reference.

I acknowledge that my election will apply to all amounts deferred on my behalf under the Plan and can only be changed in a manner which complies with Section 409A of the Internal Revenue Code. Please note that a distribution will be solely in the form of Company Common Stock (as defined in the Plan). Cash will not be paid in lieu of fractional shares in order to preserve preferential accounting treatment on behalf of the Plan.

My period of deferral, with respect to amounts deferred under the Plan, shall expire at the earliest time specified below (check as many as apply to you):

G	1.	Upon my termination of employment, excluding termination due to death or Disability or in connection with a Change of Control, I elect to receive settlement of my Accumulation Account by (check one):

		______	Lump sum distribution six months after the occurrence of such event; or

		______	Commencement of ____ annual installment payments six months after the occurrence of such event (up to 10 installment payments permitted).

and/or

G	2.	Upon my termination of employment due to death or Disability, I elect to receive settlement of my Accumulation Account by (check one):

		______	Lump sum distribution as soon as administratively feasible after the occurrence of such event; or

		______	Commencement of ____ annual installment payments as soon as administratively feasible after the occurrence of such event (up to 10 installment payments permitted).

and/or

G	3.	Upon the occurrence of a Change of Control, I elect to receive settlement of my Accumulation Account by (check one):

		______	Lump sum distribution as soon as administratively feasible after the occurrence of such event; or

		______	Commencement of ____ annual installment payments as soon as administratively feasible after the occurrence of such event (up to 10 installment payments permitted).

and/or

G	4.	On ________ ___, 20__ I elect to receive my Accumulation Account by (check one):

		______	Lump sum settlement; or

		______	Commencement of ____ annual installment payments (up to 10 installment payments permitted).

I understand that any balance remaining in my Accumulation Account, as of the date of the last distribution to be made to me pursuant to my elections above, will be added to and distributed in said last distribution.

I understand that if I subsequently elect to change my payment election to delay the timing of the payment from the timing that I previously elected, then (1) the subsequent election cannot take effect until at least 12 moths after the date on which the subsequent election is made, (2) the first payment pursuant to the subsequent election (other than elections with respect to Disability or death) shall be deferred for at least five years from the date the payment would otherwise have been made, and (3) the subsequent election must be made at least 12 months prior to the date of the first scheduled payment under the prior election.

PARTICIPANT

Signature:	____________________________

Printed Name:	____________________________

The Bank hereby acknowledges the receipt of this Payment Election Form.

Name: __________________________________

Date Received:_____________________________